Morgan Stanley	September 2014 Pricing Sheet dated September 4, 2014 relating to Preliminary Pricing Supplement No. 1,601 dated September 3, 2014 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Participation Securities Based on the Morgan Stanley SmartInvest Equity Index (Price Return) due March 9, 2017
Principal at Risk Securities
PRICING TERMS – SEPTEMBER 4, 2014
Issuer:	Morgan Stanley
Maturity date:	March 9, 2017
Underlying index:	Morgan Stanley SmartInvest Equity Index (Price Return) (the “index”)
Aggregate principal amount:	$4,169,000
Payment at maturity:
•  If the final index value is greater than the strike index value:
$10 + ($10 x index strike return)
•  If the final index value is less than or equal to the strike index value but greater than or equal to the initial index value:
$10
•  If the final index value is less than the initial index value:
$10 x index performance factor
There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire investment in the securities.

Index strike return:	(final index value – strike index value) / initial index value
Initial index value:	5,183.29, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	March 6, 2017, subject to adjustment for non-index business days
Strike index value:	5,284.364, which is approximately 101.95% of the initial index level
Index performance factor:	final index value / initial index value
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	September 4, 2014
Original issue date:	September 9, 2014(3 business days after the pricing date)
CUSIP / ISIN:	61758S708 / US61758S7080
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$9.567 per security. See “Investment Summary” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10	$0.175(1)
		$0.025(2)	$9.80
Total	$4,169,000	$83,380	$4,085,620

(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.175 for each security they sell.  For additional information, see “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.025 for each security.
(3)	See “Description of Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 1,601 dated September 3, 2014
Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.